Exhibit 99.1

Shift Announces Completion of Exchange Offer and Plan to Exchange Remaining Outstanding Public Warrants

SAN FRANCISCO, CALIF. (December 24, 2020) Shift Technologies, Inc. (NASDAQ: SFT), “Shift,” a leading end-to-end ecommerce platform for buying and selling used cars, today announced the completion of its previously announced exchange offer (the “Offer”) and consent solicitation relating to its publicly traded warrants. The Company was advised that 6,980,262 publicly traded warrants, including 3,958 public warrants tendered through guaranteed delivery, representing approximately 92.7% of the total public warrants outstanding, were validly tendered and not withdrawn prior to the expiration of the Offer. The Company expects to issue an aggregate of 1,745,078 shares of Class A common stock (“Common Stock”) and pay $6,980,262 in cash in exchange. The Company also executed an amendment to the warrant agreement governing its outstanding warrants and expects to exchange all remaining outstanding warrants on January 8, 2021 in exchange for an aggregate of approximately 124,253 shares of Common Stock and $497,009 in cash (the “Redemption”).

In addition, Shift expects to enter into separate Warrant Exchange Agreements with Insurance Acquisition Sponsor, LLC and Cantor Fitzgerald & Co. pursuant to which Insurance Acquisition Sponsor, LLC and Cantor Fitzgerald & Co. are expected to exchange an aggregate of 212,500 placement warrants for an aggregate of 53,125 shares of our Common Stock and $212,500 in cash (at the same exchange ratio offered to the public warrant holders in the Offer) (the “Private Exchange”).

In connection with the Offer, the Private Exchange and the Redemption, the Company expects to issue a total of approximately 1,922,456 shares of its Common Stock, approximately 2.3% of the shares of Common Stock outstanding as of December 23, 2020, and expects to cancel an aggregate of 7,744,994 warrants exercisable for an aggregate of 7,744,994 shares of Common Stock. The Company expects basic and diluted weighted average shares outstanding to be approximately 76.9 million for the fourth quarter.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein, and is also not a solicitation of the related consents. The Offer was made only pursuant to the terms and conditions of the Tender Offer Statement on Schedule TO, as amended, and related exhibits, including the Offer to Exchange Letter, Letter of Transmittal and Consent and other related documents.

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. For more information, visit www.shift.com.

Caution Regarding Forward Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the risk that the business combination disrupts Shift’s current plans and operations; (2) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, Shift’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (3) costs related to the business combination; (4) changes in applicable laws or regulations; (5) the possibility that Shift may be adversely affected by other economic, business, and/or competitive factors; (6) the operational and financial outlook of Shift; (7) the ability for Shift to execute its growth strategy; and (8) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Shift. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations:

Mark Roberts, Blueshirt Capital Markets

IR@shift.com

Media Contact:

Jeff Fox, The Blueshirt Group

jeff@blueshirtgroup.com